Exhibit 9

April 29, 2009

Woodmen of the World and/or Omaha Woodmen Life Insurance Society
1700 Farnum Street
Omaha, Nebraska  68102

Ladies and Gentlemen,

In connection with the filing of Post-Effective Amendment No. 7 (the “Amendment”) to the Registration Statement on Form N-4 by Woodmen of the World and/or Omaha Woodmen Life Insurance Society (the “Society”) and its Woodmen Variable Annuity Account (the “Account”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of certain variable annuity contracts to be issued by the Society and the Account (the “Contracts”), you have asked that I furnish you with the following opinion.

I have examined the Amendment and such additional documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that the Society is a fraternal benefit society duly organized and validly existing under the laws of the State of Nebraska, the Account is a separate investment account of the Society duly established and validly existing under the laws of the State of Nebraska, and the Contracts, when issued as contemplated by the Amendment will constitute legal, validly issued and binding obligations of the Society.

I consent to the filing of this opinion as an exhibit to the Amendment and to the reference to my name under the caption “Experts” in the Statement of Additional Information contained in the Amendment. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Lynn Espeland

Lynn Espeland
Associate General Counsel
Woodmen of the World and/or Omaha Woodmen Life Insurance Society